Exhibit 10.16

March [     ], 2025

Re: Retention Agreement

Dear [Employee/Executive Officer]:

In recognition of your continuing role at Battalion Oil Corporation (the “Company”), the Board of Directors of the Company has determined that you shall receive a Retention Bonus and a partial advanced payment on your 2025 bonus along with other incentives provided below upon the terms and conditions set forth in this letter agreement (this “Agreement”). Please refer to Appendix A for certain defined terms used herein.

1.Retention Bonus. You shall receive a special bonus of $[     ]1 (the “Retention Bonus”), payable within ten (10) days of the mutual execution and delivery of this Agreement subject to the terms and conditions of this Agreement. You shall also receive a special bonus of $[     ]2 (the “Second Retention Bonus”) payable on our about December 31, 2026 (or termination for Good Reason or Without Cause) subject to the below terms. In no event shall you be entitled to select the year of payment. Subject to the terms and conditions of this Agreement, your right to retain the Retention Bonus will be subject to your continued employment through December 31, 2026 (the “Retention Bonus Retention Period”) unless earlier terminated for Good Reason or Without Cause. If you voluntarily terminate your employment with the Company without Good Reason (other than as a result of your death or Disability) or if your employment is terminated by the Company for Cause, in either case prior to the end of the Retention Bonus Retention Period, you hereby agree that you will re-pay to the Company the entire Retention Bonus (net of amounts withheld for all federal, state and local income and employment taxes and 401(k) contributions matched by the Company), payable within 30 days following such termination, as well as waive all right to the Second Retention Bonus. Upon a Change of Control, the Retention Bonus Retention Period shall automatically expire, and the Company waives any clawback or right to re-payment of the Retention Bonus on or after such an event.
2.Bonus Prepayment. You shall receive a partial advanced payment of your 2025 bonus of $[     ]3 (the “Bonus Prepayment”) equal to 50% of your potential full 2025 target bonus, payable promptly after the filing of the 2nd quarter 10-Q (or June 30, 2025 if the Company is no longer subject to SEC filing requirements) (subject to either your continued employment through the applicable date or your termination for Good Reason or Without Cause and subject to the terms and conditions of this Agreement). Your actual total 2025 bonus remains subject to company performance and will be determined in accordance with our normal practices. Any portion of the 2025 bonus that you earn based on performance, if any, in excess of the Bonus Prepayment will be paid on or around December 31, 2025. Subject to the terms and conditions of this Agreement, your right to retain the Bonus Prepayment will be subject to your continued employment through December 31, 2025 (the “Bonus Prepayment Retention Period”), unless earlier terminated for Good Reason or Without Cause. If you voluntarily terminate your employment with the Company without Good Reason (other than as a result of your death or Disability) or if your employment is terminated by the Company for Cause, in either case prior to the end of the Bonus Prepayment Retention Period, you hereby

1 $137,500 for Mr. Steele; $145,000 for Mr. Rohling; and $75,000 for Mr. Mayer

2 $137,500 for Mr. Steele; $145,000 for Mr. Rohling; and $75,000 for Mr. Mayer

3 $183,750 for Messrs. Steele and Mr. Rohling; and $106,631 for Mr. Mayer

agree that you will re-pay to the Company the entire Bonus Prepayment (net of amounts withheld for all federal, state and local income and employment taxes and 401(k) contributions matched by the Company), payable within 30 days following such termination. Upon a Change of Control, the Bonus Prepayment Retention Period shall automatically expire and the Company waives any clawback or right to re-payment of the Bonus Prepayment on or after such an event.
3.Existing Long-Term Incentive Share Grants.4 On March 24, 2023, the Company filed with the SEC a Post-Effective Amendment Number 1 to Form S-8 Registrations Numbered 333-236155 and 333-257181 (“S-8 Registration Statements”) deregistering all remaining securities that remained unsold under the S-8 Registration Statements. Since that date (“S-8 Deregistration Date”), the Company has been unable to deliver shares to employees for granted restricted stock units that vested after the S-8 Deregistration Date under the 2020 Long Term Incentive Plan (the “Plan”). Pursuant to and as provided by the Plan, the Company and the Compensation Committee will satisfy that obligation in cash for restricted stock unit grants that vested after the S-8 Termination Date by a payment of per share based on the closing price of the vesting date for each share. Your payment of $[     ] for [     ]5 vested but undelivered restricted stock unit shares shall be made within ten (10) days of the mutual execution and delivery of this Agreement. You acknowledge and agree that this payment structure satisfies the full obligation of the Company with regards to your restricted stock unit grants that vested after the S-8 Termination Date through the date of this Agreement.
4.Equity Grant Units: As a condition for the participation in the retention and incentive plan under this Agreement, you hereby forfeit, waive and nullify any and all rights associated with Equity Grant Units granted to you as provided in the Equity Grant Unit Letters dated September 19 and November 13, 2024. Such letter agreements are hereby terminated.
5. 409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A. Notwithstanding the foregoing, the Company makes no representation with respect to compliance with Section 409A and shall not be liable to you for any taxes or penalties under Section 409A.
6.Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor, including any acquirer of substantially all of the assets of the Company.
7.Entire Agreement; Other Agreements. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof, and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. Other than forfeiture, waiver and nullification of the Equity Grant Units provided herein, this Agreement does not modify, amend or supersede any of the rights or obligations of either party under any the terms of any employment contract, offer letter or employment or compensation plan, policy or arrangement of the Company, or previous retention agreements including, without limitation, any noncompetition, nonsolicitation or other restrictive covenant under any employment or other agreement between you and the Company, which are hereby reaffirmed by you in consideration of your eligibility for the Retention Bonus and the Bonus Prepayment. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

4 Section 3 does not apply to Mr. Steele

5 For Mr. Rohling, payment of $38,982 for 6,641 RSUs; and for Mr. Mayer, payment of $12,996 for 2,214 RSUs

8.Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Texas or federal court sitting in Houston in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Texas or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
9.Tax. Amounts payable under this Agreement shall be subject to withholding for all federal, state and local income and employment taxes as shall be required to be withheld pursuant to any applicable law or regulation.
10.Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.
11.Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
12.Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

To accept this Agreement, please sign where indicated below, and return no later than [     ] to the Company.

Sincerely,

BATTALION OIL CORPORATION

[•]

ACCEPTED AND AGREED AS OF THE
DATE FIRST SET FORTH ABOVE:

[Employee/Executive Officer]

APPENDIX A

Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall have the meaning given to such term in any employment agreement then in effect between you and the Company or, if no agreement containing a definition of “Cause” is then in effect, shall mean (i) your failure to substantially perform your duties to the Company’s satisfaction (other than a failure resulting from your incapacity due to physical or mental illness) which has not been cured to the Company’s satisfaction; (ii) your willful engagement in conduct which is injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) your conviction of, indictment for, or pleading guilty or nolo contendere to, any felony, or a misdemeanor involving moral turpitude; or (iv) your willful engagement in conduct in violation of the Company’s policies or Code of Conduct.

“Change in Control” as used herein is defined as:
(1) Any “person” or “group” (as such terms are used in Section 13(d) and 14( d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50.0% of the total current voting power of the outstanding voting stock of the Company, after giving effect to the exercise or conversion of all securities exercisable for or convertible into voting stock of the Company (including, for avoidance of doubt, the current preferred equity of the Company); provided, that this clause (1) shall not apply to any “person” or “group” that has filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) with respect to the Company’s common stock on or prior to the date of the approval of this plan; (2) the Company is merged with or into or consolidated with another entity and, immediately after giving effect to the merger or consolidation, the following occurs: less than 50.0% of the total voting power of the outstanding voting stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule  3d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation; (3) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company assets (either in one transaction or a series of related transactions) (other than transfers to an entity or entities controlled by the Company); or (4) a complete liquidation or dissolution of the Company.

“Disability” shall mean your entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

“Good Reason” shall have the meaning given to such term in any employment agreement then in effect between you and the Company or, if no agreement containing a definition of “Good Reason” is then in effect, shall mean the occurrence of any of the following without your consent: (i) a material diminution in your base salary or base wage rate as in effect on the date of this Agreement or (ii) the relocation of the geographic location of your principal place of employment by more than 50 miles from the location of your principal place of employment on the date of this Agreement; provided, that any assertion by you of a termination for Good Reason shall not be effective unless you provide written notice to the Company of the condition that purports to constitute Good Reason within 30 days of the initial existence of such condition and the condition specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice, and your employment terminates within 60 days after the initial existence of the condition specified in such notice.

Appendix A | Retention Letter Agreement